Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2013 FOURTH QUARTER RESULTS
Fourth Quarter Adjusted Earnings Per Diluted Share Increase 12 Percent to $0.66
Full-Year Adjusted Earnings Reach Record $2.65 Per Share, with Record Operating Cash Flow
G&K Introduces New Long-Term Financial Goals

MINNEAPOLIS, MN, August 15, 2013 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the fourth quarter of its fiscal year 2013, which ended on June 29, 2013. Revenue in the quarter grew by 2.3 percent to $229.5 million, up from $224.3 million in last year's fourth quarter, driven by growth in rental operations, partially offset by lower revenue from direct sales.

Fourth quarter adjusted earnings per diluted share grew 12 percent to $0.66, up from $0.59 per diluted share in the prior year period. Adjusted earnings in the quarter excluded net charges of $0.26 per share (see reconciliation table for details). Including these charges, the company recorded net earnings per diluted share of $0.40.

For the fiscal year ended June 29, 2013, revenue was $907.7 million, a 4.3 percent increase from the prior fiscal year. Full year adjusted operating margin improved to 9.5 percent, up 170 basis points from 7.8 percent in fiscal 2012, and adjusted earnings per diluted share grew 29 percent, to $2.65, compared to adjusted earnings of $2.06 per share in the prior year (see reconciliation table).

“Our team delivered truly outstanding results in fiscal 2013,” said Douglas A. Milroy, Chief Executive Officer. “G&K is clearly a much stronger, more capable company than when we initiated our game plan four years ago. The improvements we've made in our business give us the confidence to again set new, challenging financial goals, targeting continued gains in margins and returns, and an increased focus on profitable top-line growth.”

Income Statement Review
Fourth quarter revenue from rental operations grew 3.8 percent to $211.8 million, up from $204.1 million in the prior-year quarter. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 3.2 percent. Fourth quarter revenue from direct sales decreased to $17.7 million, from $20.2 million in the prior-year, with lower sales of both program and catalog products.

Fourth quarter adjusted operating margin expanded to 9.8 percent, a 110 basis point increase from 8.7 percent in the prior year quarter. The improvement in adjusted operating margin was primarily driven by increased operating leverage from revenue growth, productivity improvements in rental production, and lower health insurance costs. Fourth quarter adjusted operating margin excluded the impact of the previously mentioned net charges. These charges were primarily related to a plant closure in the rental business, restructuring the company's direct sale catalog and direct sale program businesses, and an increase to the company's estimated multi-employer pension plan withdrawal liability, partially offset by the benefit from a change in estimated merchandise amortization lives. Including these items, operating margin in the fourth quarter was 6.2 percent (see reconciliation table).

Interest expense in the quarter was $1.6 million, up from $1.3 million in the prior-year quarter, primarily due to a higher effective interest rate resulting from the company's private placement debt issuance during the quarter. Fourth quarter diluted share count increased to 19.7 million, up from 18.9 million last year.

Balance Sheet and Cash Flow
The company ended the fiscal year with total debt, net of cash, of $136.4 million, and a debt to total capital ratio of 27.3 percent. During the fiscal year, the company reduced its total debt by $43.2 million. Total stockholders' equity at the end of the fiscal year was $467.0 million, up from $403.1 million at the end of fiscal year 2012.

Cash flow in the fiscal year was exceptionally strong. Cash provided by operating activities for the year ended June 29, 2013 was $112.1 million, the highest in the company's history, and an increase of 54 percent compared to $73.0 million in the prior year. The stronger cash flow was primarily due to higher net income and improvements in working capital, especially lower investments in new inventory. Capital expenditures during the fiscal year were $35.5 million, up from $34.0 million in the prior-year.

In a separate press release issued this morning, the company announced a 38 percent increase in its regular quarterly dividend, to $0.27 per share. The company also affirmed its capital allocation priorities.

Outlook
The company introduced financial guidance for its fiscal year 2014, forecasting revenue to be in the range of $930 million to $950 million, with earnings per diluted share between $2.80 and $3.00. This guidance assumes the company's interest expense, effective tax rate, and diluted share count will all be higher in fiscal year 2014 than in fiscal 2013. This guidance excludes the anticipated benefit from the previously mentioned change in estimated merchandise amortization lives, which is expected to provide a benefit to earnings in each quarter of fiscal year 2014. The company expects the full-year pre-tax benefit from this change will be $6.4 million (see footnote 6 to the reconciliation table for expected benefit by quarter).

Based on continuing confidence in its long-term direction, the company also introduced a new set of long-term financial goals, called the “12+ Plan”. These goals call for the company to reach 12 percent operating margin and 12 percent return on invested capital (ROIC) within the next two to four years, plus an added focus on revenue growth.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company's website at www.gkservices.com. A replay of the call will be available on the company's website through September 15, 2013.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company's intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 165,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor's SmallCap 600 Index. For more information on G&K Services, visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company's results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	June 29, 2013				June 30, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$229,495	$14,323	$8,023	$0.40	$224,341	$19,424	$11,188	$0.59
Add: Impact of pension withdrawal and associated expenses (1) (4)	—	1,000	620	0.03	—	—	—	—
Add: Restructuring and impairment charges (5)	—	9,833	6,086	0.31	—	—	—	—
Less: Change in merchandise amortization lives (6)	—	(2,605)	(1,655)	(0.08)	—	—	—
As Adjusted	$229,495	$22,551	$13,074	$0.66	$224,341	$19,424	$11,188	$0.59

	Twelve Months Ended				Twelve Months Ended
	June 29, 2013				June 30, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$907,728	$78,034	$46,720	$2.38	$869,937	$42,271	$24,147	$1.29
Add: Impact of pension withdrawal and associated expenses (1) (4)	—	1,000	620	0.03	—	24,004	14,626	0.78
Add: Impact of equitable adjustment to equity based compensation (2)	—	—	—	—	—	1,881	1,241	0.07
Less: Impact of discrete tax event (3)	—	—	—	—	—	—	(1,390)	(0.07)
Add: Restructuring and impairment charges (5)	—	9,833	6,086	0.32	—	—	—	—
Less: Change in merchandise amortization lives (6)	—	(2,605)	(1,655)	(0.09)	—	—	—	—
As Adjusted	$907,728	$86,262	$51,771	$2.65	$869,937	$68,156	$38,624	$2.06

* The EPS calculation for the individual adjustments noted above may be different for the three and twelve month periods due to the appropriate use of a different weighted average number of shares.

**The EPS calculation for the adjustments does not foot due to rounding.

(1) In the third quarter of fiscal 2012 we recorded a charge associated with the estimated withdrawal from the Central States Southeast and Southwest Areas Pension Fund.

(2) In the third quarter of fiscal 2012, as a result of our $6.00 per share special dividend, the Board of Directors approved an equitable adjustment to all outstanding stock options to preserve the intrinsic value of the options, which resulted in a pre-tax non-cash charge to earnings.

(3) In the third quarter of fiscal 2012, we recorded a tax benefit related to the final disposition of a subsidiary.

(4) In the fourth quarter of fiscal 2013, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund. All of this was recorded in the selling and administrative expenses (S&A) line item.

(5) In the fourth quarter of fiscal 2013, we recorded restructuring and impairment charges associated with restructuring our direct sales businesses and one rental operation consisting primarily of fixed asset and inventory impairments and severance. $3,611 of these charges were recorded as cost of direct sales and the remaining $6,222 were recorded in the S&A line item.

(6) In the fourth quarter of fiscal 2013, we modified the estimated useful life of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental operations line item. The estimated pretax benefit by quarter for the current and future periods is as follows:

FY13 Q4 - $2,605
FY14 Q1 - $2,300
FY14 Q2 - $1,900
FY14 Q3 - $1,300
FY14 Q4 - $900
These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Three Months Ended		For the Twelve Months Ended
(U.S. Dollars, in thousands, except per share data)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

REVENUES
Rental operations	$211,837	$204,128	$833,185	$795,199
Direct sales	17,658	20,213	74,543	74,738
Total revenues	229,495	224,341	907,728	869,937

OPERATING EXPENSES
Cost of rental operations	139,382	140,382	562,720	549,622
Cost of direct sales	16,953	14,975	59,168	57,936
Pension withdrawal and associated expenses	—	—	—	24,004
Selling and administrative	58,837	49,560	207,806	196,104
Total operating expenses	215,172	204,917	829,694	827,666

INCOME FROM OPERATIONS	14,323	19,424	78,034	42,271
Interest expense	1,590	1,298	4,864	6,082
INCOME BEFORE INCOME TAXES	12,733	18,126	73,170	36,189
Provision for income taxes	4,710	6,938	26,450	12,042
NET INCOME	$8,023	$11,188	$46,720	$24,147

BASIC EARNINGS PER COMMON SHARE	$0.41	$0.60	$2.43	$1.31
DILUTED EARNINGS PER COMMON SHARE	$0.40	$0.59	$2.38	$1.29

Earnings available to common stockholders:
Net income	$8,023	$11,188	$46,720	$24,147
Less: Income allocable to participating securities	(120)	—	(710)	—
Earnings available to common stockholders	$7,903	$11,188	$46,010	$24,147

Weighted average number of shares outstanding, basic	19,306	18,552	18,970	18,494
Weighted average number of shares outstanding, diluted	19,689	18,931	19,292	18,731

Dividends declared per share	$0.195	$6.195	$0.780	$6.585

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
(U.S. Dollars, in thousands)	June 29, 2013	June 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$38,590	$19,604
Accounts receivable, net	90,989	93,064
Inventories, net	165,006	178,226
Other current assets	13,810	12,239
Total current assets	308,395	303,133

Property, Plant, Equipment, net	194,156	187,840
Goodwill	334,393	325,336
Other Assets	60,342	57,422
Total assets	$897,286	$873,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$41,655	$41,358
Accrued expenses	81,902	69,902
Deferred income taxes	6,729	8,439
Current maturities of long-term debt	18	206
Total current liabilities	130,304	119,905

Long-Term Debt, net of Current Maturities	175,000	218,018
Deferred Income Taxes	19,894	5,473
Accrued Income Taxes	9,726	11,339
Pension Withdrawal Liability	22,059	23,562
Other Noncurrent Liabilities	73,295	92,375
Stockholders' Equity	467,008	403,059
Total Liabilities and stockholders' equity	$897,286	$873,731

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Twelve Months Ended
	June 29,	June 30,
(U.S. Dollars, in thousands)	2013	2012
Operating Activities:
Net income	$46,720	$24,147
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	32,175	33,983
Deferred income taxes	1,059	2,775
Share-based compensation	5,001	6,037
Changes in current operating items, exclusive of acquisitions
Accounts receivable and prepaid expenses	1,201	(2,237)
Inventories	15,032	(14,481)
Accounts payable and other accrued expenses	12,581	8,975
Other	(1,670)	(9,929)
Pension withdrawal liability	—	23,703
Net cash provided by operating activities	112,099	72,973
Investing Activities:
Property, plant and equipment additions, net	(35,524)	(34,026)
Acquisition of businesses, net of cash	(18,589)	(1,087)
Net cash used for investing activities	(54,113)	(35,113)
Financing Activities:
Repayments of long-term debt	(591)	(729)
Proceeds from issuance of long-term debt	100,000	—
(Repayments of) Proceeds from revolving credit facilities, net	(143,000)	81,944
Cash dividends paid	(15,082)	(123,921)
Net Issuance of common stock, under stock option plans	20,401	2,858
Purchase of common stock	(813)	(817)
Excess tax benefits of shared-based compensation	1,068	—
Net cash used for financing activities	(38,017)	(40,665)
Increase (Decrease) in Cash and Cash Equivalents	19,969	(2,805)
Effect of Exchange Rates on Cash	(983)	(565)

Cash and Cash Equivalents:
Beginning of period	19,604	22,974
End of period	$38,590	$19,604
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com